EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Host Hotels & Resorts, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-78091, 333-98207, 333-155689, 333-155690, 333-144195, 333-150159 and 333-117229) on Form S-3 and (Nos. 333-75055, 333-28683, 333-75057, 333-75059 and 033-66622) on Form S-8 of Host Hotels & Resorts, Inc. of our reports dated February 27, 2009, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Host Hotels & Resorts, Inc.

Our report with respect to the consolidated financial statements and schedule of real estate and accumulated depreciation makes reference to the Company changing its method of accounting for contingencies related to income taxes in 2007 due to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

/s/ KPMG LLP

McLean, Virginia

February 27, 2009